INTELLECTUAL PROPERTY LICENSE AGREEMENT
THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (hereinafter the “Agreement”) is made and entered into as of March 14, 2013 (hereinafter the “Effective Date”), by and between Measurement Specialties, Inc., a New Jersey corporation having a principal office at 1000 Lucas Way, Hampton, Virginia 23666 and its Affiliates (hereinafter “Licensor” or “MEAS”), and Sensata Technologies, Inc., a Delaware corporation having a principal office at 529 Pleasant Street, Attleboro, MA 02703 and its Affiliates (hereinafter “Licensee”) (individually a “Party,” and collectively the “Parties”).
RECITALS
WHEREAS, MEAS is the owner of U.S. Pat. No. 6,635,910 and U.S. Pat. No. 6,568,276 (collectively, the “Patents”) and certain process know-how related to the manufacture of sense element assemblies used in sensors which was created by MEAS, and communicated to Licensee, prior to the Effective Date of this Agreement and under the terms of prior agreements between the Parties (the “Know-How”);
WHEREAS, the Patents generally relate to a sense element assembly used in a sensor for measuring and detecting force or pressure including a force responsive member and a semiconductor strain gauge, and Licensee presently markets various sensors for measuring and detecting pressure or force using Licensor’s sense elements (either purchased from Licensor directly or produced internally pursuant to an existing arrangement), thereby making the disclosure and claims of the Patents relevant to the business of Licensee as presently conducted;
WHEREAS, the Know-How generally relates to the processes for producing sense element assemblies used in sensors for measuring and detecting force or pressure;
WHEREAS, MEAS and Licensee are entering into a 2013 Agreement (the “2013 Agreement”) of even date herewith in which Licensee has agreed, inter alia, to purchase certain quantities of sensors from MEAS, said sensors being covered by the claims of the Patents and manufactured using the Know-How;
WHEREAS, Licensee also desires to use the Patents in connection with its business, in particular to manufacture internally and sell sensors covered by the claims of the Patents; and
WHEREAS, Licensor desires to grant Licensee the right to use the Patents and the Know-How under the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, the Parties agree as follows:
ARTICLE 1
Definitions
Terms defined in this Article 1 and parenthetically defined elsewhere shall have the same meaning throughout this Agreement.
(a)    “Affiliates” means with respect to any Person (defined below), any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
(b)    “Business Day” means any day which is not a Saturday, a Sunday, or a day on which banks are generally not open for business in the Commonwealth of Virginia.
(c)    “Passenger Vehicle Field of Use” shall mean the fields of pressure and force sensors used solely for the Automotive Car/Light Truck Passenger Vehicle market.
(d)    “Heavy Duty Truck Field of Use” shall mean the field of pressure sensors used solely for the Over-Road or Off-Road Heavy Duty Truck market.
(e)    “Licensed Products” means any products to be sold, distributed or otherwise commercialized incorporating the Patents, at least in part, and/or whose manufacture, use, importation, offer for sale or sale would, without the license provided in Section 2.1, infringe the Patents.
(f)    “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or governmental authority.
(g)    “Third Party” means any Person other than Licensor, Licensee and their respective Affiliates.
ARTICLE 2
License Grant, Royalty, Right to Sue
Section 2.1.    License Grant. Commencing on the Effective Date and thereafter for the Term, and subject to Licensee’s compliance with all the terms and conditions of this Agreement, Licensor hereby grants to Licensee a worldwide, non-assignable and non-transferable, royalty-bearing license, to make, use, sell, offer for sale, have made, import, export, or otherwise use or practice the inventions claimed in the Patents, and to utilize the Know-How, in connection with Licensee’s business in the Passenger Vehicle and Heavy Duty Truck Fields of Use (the “License”). Licensor represents that there are no other relevant patents, and that the License includes the Patents and any other relevant patents or patent applications owned by Licensor and related to the Licensed Products. No license, implied or otherwise, is granted to Licensee in any field of use or area outside of the Passenger Vehicle and Heavy Duty Truck Fields of Use, and MEAS expressly reserves all rights in the Patents which have not been expressly conveyed above.
Section 2.2.     Right to Sublicense. Licensee shall not be permitted to sublicense any Third Party pursuant to the License granted above in Section 2.1.
Section 2.3.    Ownership. Licensee agrees that nothing in this Agreement or the Supply Agreement shall give Licensee any right, title or interest in the Patents or the Know-How other than the right to exploit the Patents and Know-How in accordance with the terms, conditions, and restrictions of the License and this Agreement.

Section 2.4.    Infringement Suits.
(a)In the event of any infringement or threatened infringement of the Patents, Licensor authorizes and empowers Licensee and hereby grants Licensee the right, commencing on the Effective Date, at Licensee’s sole expense, to bring and maintain suit(s) and collect damages for past and future infringements of the Patents solely within the Passenger Vehicle and Heavy Duty Truck Fields of Use, in Licensee’s name. Licensor will, upon request by Licensee, reasonably cooperate in the prosecution of any suit(s) filed pursuant to this Section 2.4(a), at no cost to Licensor, and at Licensee’s cost. To the Licensor’s knowledge, at the time of execution of this Agreement, there are no known infringements of the Patents within the Passenger Vehicle and Heavy Duty Truck Fields of Use.
(b)If it is determined by a court that Licensor is a necessary or indispensable party to such a suit, Licensor will join such suit as a party (the Licensor’s “Involuntary Participation”) but all costs, fees, and expenses of Licensor in participating in such suit shall be paid by Licensee as provided in Section 2.4(e) below.
(c)Licensor retains the right, and shall be permitted by Licensee, to participate, at Licensor’s cost and in Licensor’s sole discretion, in the defense of the Patents in any such proceeding (the Licensor’s “Voluntary Participation”), and to otherwise protect and preserve its rights and interests generally, as well as in and to the Patents.
(d)Upon becoming aware of a Third Party’s infringement or possible infringement of one or more claims of the Patents, Licensee shall, within thirty (30) days notify Licensor in writing of reasonable details concerning such infringement. If within one hundred twenty (120) days (or a longer period if agreed in writing by Licensor) of such notice Licensee has not filed an action for infringement of the Patents, the rights granted in Section 2.4(a) shall be terminable with respect to such infringement in Licensor’s sole discretion, and Licensor shall have the right, but not the obligation, to file a suit in Licensor’s own name and, if it does so, will bear all costs and retain all proceeds therefrom.
(e)Licensee shall, except for Licensor’s Voluntary Participation, bear all costs, expenses, fees (including reasonable attorneys’ fees), and shall pay any and all costs, fees, damages, awards, and other amounts associated with any infringement suit brought by Licensee, any counterclaims or other claims associated therewith, or any action for declaratory judgment against Licensee and/or Licensor relating to the Patents. Licensee hereby agrees to indemnify Licensor against all costs, expenses, fees (including reasonable attorneys’ fees), and shall pay any and all damages, awards, and other amounts associated with any such suit(s), any counterclaims or other claims associated therewith, or any action for declaratory judgment against Licensee and/or Licensor (collectively “Amounts”) relating to the Patents, and Licensee agrees to pay, within thirty (30) days of receipt, any invoices submitted by Licensor for such Amounts.

(f)Licensee shall have no right pursuant to this Section 2.4 to bring and maintain suit(s) and collect damages for past and future infringements of the Patents outside the Passenger Vehicle and Heavy Duty Truck Fields of Use.
(g)The rights granted in this Section 2.4 shall not be sublicensed.
Section 2.5.    Royalty.
(a)The consideration (the “License Fee”) to be paid to Licensor by Licensee for the License shall be equal to Eleven Million Dollars ($11,000,000.00) in the aggregate, and shall be paid as set forth in this Section 2.5. Particularly, Licensee shall pay a sum certain (the “Royalty Amount”) upon being sent a quarterly invoice by MEAS (the “Royalty Invoice”) in each quarter of the calendar years 2013, 2014, 2015, 2016, 2017, 2018 and 2019 (the “Royalty Years”) as more specifically set forth in this Section 2.5(a). MEAS shall issue the Royalty Invoice for a particular quarter on the first Business Day of the quarter, and Licensee shall pay the Royalty Amount specified in the particular Royalty Invoice within thirty (30) days of the invoice date. The payments shall be invoiced and made as follows: (i) in each quarter of the 2013 and 2014 Royalty Years, Licensee shall pay to Licensor $250,000.00, (ii) in each quarter of the 2015 and 2016 Royalty Years, Licensee shall pay to Licensor $375,000.00, (iii) in each quarter of the 2017, 2018 and 2019 Royalty Years, Licensee shall pay to Licensor $500,000.00.
(b)Licensee shall pay each Royalty Amount by wire transfer to Licensor’s designated bank account.
(c)The exclusivity granted in Section 2.6 shall be subject to payment of the Royalty Amounts as set forth above. If Licensee does not pay any specified Royalty Amount when and as due, MEAS shall promptly inform Licensee of the failure to remit payment, and Licensee shall have ten (10) days within which to remit payment. If Licensee fails to remit payment within ten (10) days of being notified by MEAS, the License granted herein shall thereafter automatically and irreversibly convert to a non-exclusive license for the remainder of the Term.
(d)If Licensee should seek to terminate this Agreement for any reason (including any alleged default or material breach by Licensor) prior to the full amount of the License Fee being paid to Licensor, the entire unpaid portion of the aggregate License Fee will remain due and payable to Licensor per the schedule.
Section 2.6.    Exclusivity.
(a)Subject to Licensee’s timely payment of the Royalty Amounts according to Section 2.5 above, the License granted herein to the Patents shall be exclusive in the fields of: (a) braking, (b) transmission, (c) common fuel rail, and (d) gasoline direct injection pressure sensors, but in each case solely for the Passenger Vehicle Field of Use, including with respect to Licensor (the “Exclusive Field of Use”). The portion of the License granted herein relating to the Know-How shall be at all times non-exclusive. As long as the Royalty Amounts have at all times been timely paid, Licensor shall not make, use, sell, offer for sale, have made, import, export, or otherwise use or practice the inventions claimed in the Patents within the Exclusive Field of Use. The License granted herein in the Heavy Duty Truck Field of Use and in the Passenger Vehicle Field of Use outside the Exclusive Field of Use shall at all times be non-exclusive.
(b)Licensee is expressly prohibited from making, using, selling, offering for sale, having made, importing, exporting, or otherwise use or practicing the inventions claimed in the Patents, and utilizing the Know-How, in the manufacture of sense element assemblies for use in sensors in any other field of use outside the Passenger Vehicle and Heavy Duty Truck Fields of Use. However, Licensor recognizes that Licensee plans to sell sensors, incorporating sense element assemblies purchased from Licensor, in markets outside of the Passenger Vehicle and Heavy Duty Truck Fields of Use. Licensor agrees to continue to supply such sense element assemblies for use in such markets pursuant to the 2013 Agreement, at prices set by Licensor in accordance with Section 2.10 of the 2013 Agreement.
(c)Nothing within this Agreement shall be construed as preventing Licensor from making, using, selling, offering for sale, having made, importing, exporting, or otherwise using or practicing the inventions claimed in the Patents outside the Exclusive Vehicle Field of Use (including, but not limited to, within the Heavy Duty Truck Field of Use and in the Passenger Vehicle Field of Use outside the Exclusive Field of Use), utilizing the Know-How, or sublicensing Third Parties to do the same.
Section 2.7.    Licensed Products.
(a)The License Fee stated above in Section 2.5(a) is not based on a specific number of Licensed Products, and there is no: (i) limitation on the number of Licensed Products that Licensee can make, use, sell, offer for sale, have made, import, and export in any Royalty Year, or (ii) requirement that Licensee make, use, sell, offer for sale, have made, import or export any Licensed Products in any specific period of the Term prior to accrual of a Royalty Amount due hereunder.
Section 2.8.    Confidentiality of Know-How. Licensee represent and warrants that it shall keep the Know-How confidential, and shall not disclose any portion of the same to any Third Party without the express written consent of Licensor. Licensee hereby agrees to treat the Know-How with the same degree of care with which it treats its own confidential information and trade secrets, and to only disclose the Know-How to those employees who have a need to know such information. Licensee shall utilize all reasonable efforts to maintain the secrecy of the Know-How.
ARTICLE 3
Intellectual Property
Section 3.1.    Patent Marking. Licensee shall at least mark any labels, the packaging, or other materials, as Licensee deems appropriate, accompanying all shipments of Licensed Products in a manner to reasonably provide Third Parties with notice that the Licensed Products are covered by the Patents.
Section 3.2.    Improvements. To the extent Licensor makes any improvements to the technology described in the Patents after the Effective Date of this Agreement (“Improvements”), Licensor agrees to negotiate in good faith with Licensee with regard to the execution of a royalty-bearing license for such Improvements. Licensor shall own all right, title and interest in such Improvements and has the sole right to apply for patent protection or other intellectual property protection relating thereto.
Section 3.3    Maintenance Fees. Licensor shall be solely responsible for the timely payment of all maintenance fees relating to the Patents.
ARTICLE 4
Representations; Covenants; and Warranties
Section 4.1.     Mutual Representations and Warranties. Each of Licensor and Licensee hereby represents and warrants to the other that:
(a)    Organization and Power. It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. It has all requisite power and authority to conduct its business and engage in the transactions provided for in this Agreement.
(b)    Authorization and Validity of Agreements. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate or equivalent action on its part. This Agreement has been duly executed and delivered by it and constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally and by general equity principles.
(c)    Absence of Conflicts. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, do not and will not: (i) violate any applicable laws; (ii) conflict with, or result in the breach of any provision of, its certificate or articles of incorporation, bylaws or equivalent organizational documents; (iii) result in the creation of any lien or encumbrance of any nature upon any property being transferred or licensed by it pursuant to this Agreement; or (iv) violate, conflict with, result in the breach or termination of, or constitute a default under (or event which, with notice, lapse of time or both, would constitute a default under), any permit, contract or agreement to which it is a party or by which any of its properties or businesses are bound.
(d)    Consents. No authorization, consent or approval of, or notice to or filing with, any governmental authority is required for the execution, delivery and performance by it of this Agreement.
ARTICLE 5
Disclaimer of Warranties and Liability
Section 5.1. THE LICENSE PROVIDED IN SECTION 2.1 IS PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND NOT EXPLICITLY SET FORTH HEREIN. EXCEPT AS EXPLICITLY SET FORTH HEREIN, LICENSOR MAKES NO WARRANTY OF ANY KIND WHATSOEVER, AND HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PATENTS, OR ANY METHODS, PROCESSES, TECHNIQUES, INFORMATION, KNOWLEDGE, KNOW-HOW, TRADE SECRETS OR PRACTICES, INCLUDING THOSE WARRANTIES REGARDING

MERCHANTABILITY, NON-INFRINGEMENT, TITLE, FITNESS FOR A PARTICULAR PURPOSE, AND THE VALIDITY OR SCOPE OF ANY OF THE PATENTS OR ANY CLAIMS THEREOF.
Section 5.2. Survival. The provisions of Section 5.1 shall survive any termination or expiration of this Agreement.
ARTICLE 6
Indemnification
(a)    Scope.    Each Party shall indemnify and hold harmless the other Party and its Affiliates and their respective shareholders, directors, officers, employees and agents (the “Indemnified Party”) from and against any and all liabilities, damages, losses, penalties, fines, costs and expenses, including reasonable attorneys’ fees, expert fees and other litigation costs, paid or incurred by them in connection with any claim, demand, action, suit or proceeding (collectively, a “Claim”) based upon or arising from (i) any facts or circumstances that would constitute a breach by the indemnifying Party of any of its representations, warranties or obligations under this Agreement; (ii) any actual or alleged violation by the indemnifying Party of applicable laws; or (iii) any negligent or more culpable act or omission of the indemnifying Party or its Affiliates or any of their respective employees, subcontractors or agents relating to the activities subject to this Agreement.
(b)    Defense.    The Indemnified Party shall give the indemnifying Party prompt written notice of any Claim with respect to which the indemnifying Party’s indemnification obligations apply, but any delay or failure of such notice shall not excuse the indemnifying Party’s indemnification obligations except to the extent that the indemnifying Party’s legal position is prejudiced thereby. The indemnifying Party shall assume and control the defense and settlement of any such Claim. The Indemnified Party shall have the right to participate in the defense of the Claim at its own expense, but in any event shall cooperate with the indemnifying Party in the investigation and defense of the Claim.
(c)    Settlement. The indemnifying Party shall not settle such Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by the indemnifying Party and (ii) such settlement does not include any finding or admission of a violation by the Indemnified Party of any applicable laws or Third Party’s rights.
ARTICLE 7
Term and Termination
Section 7.1.    Term. This Agreement shall begin on the Effective Date and shall expire upon the earlier of termination pursuant to Section 7.3 or mutual agreement by the Parties (the “Term”).
Section 7.2.    Effect of Termination. Upon termination of this Agreement by Licensor for default by Licensee, or by Licensee for default by Licensor, all rights granted to Licensee hereunder shall immediately revert to Licensor, including but not limited to the License granted in Section 2.1 above.
Section 7.3.    Termination.

(a)    Patent Expiration. Subject to the survival of certain provisions noted below, this Agreement shall terminate with the expiration of the Patents. Upon termination of this Agreement at patent expiration, Licensee shall retain an irrevocable and fully paid-up license to the Know-How.
(b)    Default. Each Party shall have the right to terminate this Agreement by providing written notice to the other Party that the other Party is in material breach or default of any of its representations, warranties, covenants or other obligations set forth in this Agreement. Such termination shall become effective if such Party fails to remedy such breach or default within thirty (30) days following receipt of written notice of such breach. In the event of such termination, subject to the acceleration of the License Fee as set forth in Section 2.5(d), the non-breaching Party shall be entitled to seek all available remedies at law or in equity in addition to exercising its rights to terminate.
Section 7.4.    Surviving Rights and Obligations. Termination or expiration of this Agreement shall not relieve the Parties of any obligations that are intended to survive termination or expiration, including (without limitation) the obligation of the Licensee to pay the aggregate amount of the License Fee. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration.
ARTICLE 8
Miscellaneous
Section 8.1.    Governing Law. This Agreement and any and all disputes and controversies, whether in tort, contract or otherwise, among the parties arising out of, or in connection with, the transactions contemplated hereby) shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule.
Section 8.2.    Notices. Every notice required or contemplated by this Agreement may be delivered in person or may be sent by courier, telecopy, express mail, telex, telegraph or postage prepaid certified or registered air mail, addressed to the party for whom it is intended, at the address as follows:

If to Licensor:	Measurement Specialties, Inc. 1000 Lucas Way Hampton, VA 23666 Attention: Frank Guidone, CEO
with a copy to (which shall not constitute notice):	DLA Piper LLP (US) One Atlantic Center, Suite 2800 1201 West Peachtree Street Atlanta, GA 30309-3450 Attention: Joseph B. Alexander, Jr., Esq.
If to Licensee:	Sensata Technologies, Inc. 529 Pleasant Street Attleboro, MA 02703 Attention: Steven P. Reynolds, SVP and General Counsel

Any Party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 8.2.
Section 8.3.    Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter of this Agreement and shall be deemed to supersede all prior and contemporaneous agreements between the Parties (excepting the Supply Agreement), whether written or oral, and the terms and provisions of any such prior agreement shall be deemed to have been merged into this Agreement. In particular, the Parties intend that this Agreement supersede and moot: (a) that certain 1998 Joint Development and Exclusive Supply Agreement between Licensor and Texas Instruments Incorporated of Attleboro, Massachusetts (“TSI”), as predecessor-in-interest of Licensee (the “1998 Agreement”) and (b) that certain 2002 Amendment and Restatement of the 1998 Agreement (the “2002 Agreement”).
Section 8.4.    Modification. This Agreement may be modified or altered and any provision hereof waived only by a written instrument duly executed by the Parties.
Section 8.5.    Severability. If a court of competent jurisdiction makes a final determination that any provision of this Agreement is unreasonable, invalid or unenforceable, the remaining provisions shall be unimpaired and the unreasonable, invalid or unenforceable provision shall be deemed replaced in such jurisdiction by a provision that is valid, reasonable and enforceable and that most closely approximates the intention of the parties with respect to the unreasonable, invalid or unenforceable provision, as evidenced by the remaining valid, enforceable terms and conditions of this Agreement.

Section 8.6.    Non-Waiver. The failure of any Party to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its rights under this Agreement shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.
Section 8.7.    Assignment. Neither Licensor nor Licensee may assign any of their respective rights or obligations hereunder, except as expressly permitted herein, or as agreed to explicitly by the parties in a writing signed by both Parties. However, MEAS may assign its rights and obligations under this Agreement in connection with a merger, consolidation or sale of substantially all of MEAS’ assets, or to any Affiliate, without obtaining the prior consent of Licensee. Subject to the foregoing, all of the provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties to this Agreement and their respective heirs, legal representatives, successors and assigns.
Section 8.8.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute the same instrument.
Section 8.9.    WAIVER OR JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

AGREED AND ACCEPTED:

MEASUREMENT SPECIALTIES, INC.		SENSATA TECHNOLOGIES, INC.
By:	/s/ Mark Thomson	By:	/s/ Martha Sullivan
Name:	Mark Thomson	Name:	Martha Sullivan
Title:	Chief Financial Officer	Title:	Chief Executive Officer
Date:	March 14, 2013	Date:	March 14, 2013